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                               AGL RESOURCES INC.
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

         Section 1.  Purpose and Scope.

         The purpose of the AGL Resources Inc. Executive Performance Incentive Plan is as follows: (i) to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve AGL Resources Inc.'s financial and strategic objectives; and (ii) to qualify compensation paid under the Plan as "performance-based compensation" within the meaning of Section 162(m) of the Code, in order to preserve the Company's tax deduction for compensation paid under the Plan to Eligible Employees.

         Section 2.  Definitions.

         The following words and phrases as used in this Plan shall have the meanings set forth in this Section unless a different meaning is clearly required by the context.

         2.1   "Board" means the Board of Directors of the Company.

         2.2   "Change in Control" means that:

               (a) any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act"), and as used in
         Section 13(d) and 14(d) thereof, including a "group" as defined in
         Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities (unless the event causing the 10% threshold to be crossed is an acquisition of securities directly from the Company); or

               (b) the shareholders of the Company approve any merger or other business combination of the Company, sale of 50% or more of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction owns at least 80% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination;
         (ii) the purchaser of the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation; purchaser or both the surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or




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               (c) within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change in Control or expressed an interest to cause such a Change in Control).

         2.3   "Code" means the Internal Revenue Code of 1986, as amended.

         2.4 "Committee" means the committee appointed by the Board to administer the Plan pursuant to Section 7.2.

         2.5   "Company" means AGL Resources Inc.

         2.6 "Eligible Employee" means the Chief Executive Officer of the Company and any other employee of the Company (or of any Subsidiary) who, in the opinion of the Committee, (i) will have compensation for the Plan Year sufficient to result in the employee being listed in the Summary Compensation Table appearing in the Company's proxy statement distributed to shareholders in the calendar year following the Plan Year, as required by Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended; or
(ii) otherwise qualifies as a key executive of the Company or a senior executive officer of a Subsidiary.

         2.7 "Maximum Performance Award" means an amount not greater than $4 million with respect to an award of a bonus.

         2.8 "Outside Directors" means members of the Board who qualify as outside directors, as that term is defined in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

         2.9 "Participant" means an Eligible Employee designated by the Committee under Section 3 to participate in the Plan.

         2.10 "Performance Award" means the bonus awarded to a Participant under the terms of the Plan.

         2.11 "Performance Measures" means the specified objectives and measurements established by the Committee which, if satisfied, will result in a Performance Award.

         2.12 "Plan" means this AGL Resources Inc. Executive Performance Incentive Plan, as amended from time to time.

         2.13 "Plan Year" means the twelve-month period which is the same as the Company's fiscal year.









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         2.14  "Subsidiary" means any corporation, joint venture or partnership in which the Company owns directly or indirectly (i) with respect to a corporation, stock possessing at least ten percent (10%) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a ten percent (10%) or more interest in the capital or profits of such joint venture or partnership.

         Section 3.  Participation.

         As soon as possible following the commencement of each Plan Year, the Committee shall specify by name or position the Participants. The Committee shall retain discretion to name as a Participant an employee hired or promoted after the commencement of the Plan Year.

         Section 4.  Establishment of Performance Measures and Performance
Awards.

         4.1 Time of Establishment. No later than ninety (90) days after the commencement of the Plan Year, the Committee shall specify in writing the Performance Measures and Performance Awards which are to apply for that Plan Year, subject to the provisions of Sections 4.2 and 4.3.

         4.2 Performance Awards. Performance Awards may vary among Participants and from Plan Year to Plan Year; however, no Performance Award shall exceed the Maximum Performance Award.

         4.3 Performance Measures. Performance measures may include the following: (i) earnings before interest expense, taxes, depreciation and amortization ("EBITDA"); (ii) earnings before interest expense and taxes ("EBIT"); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders' equity; (ix) capital expenditures; (x) expenses and expense ratio management;
(xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; and (xxiii) gross or net profit. Performance measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. These factors will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of Performance Awards to Participants.

         Section 5.  Determination of Amount of Performance Awards.

         5.1 Committee Certification Regarding Performance Measures. As soon as possible following the end of each Plan Year, the Committee shall certify for each Participant whether the Performance Measures for that Plan Year have been met. If such Measures have been met, the Committee will award such Participant the Performance Award established under Section 4 hereof, subject to the discretion reserved in Section 5.3 to reduce such awards, but with no discretion to increase the Performance Award.



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         5.2   Maximum Award.  No Performance Award to a Participant for a Plan
Year may exceed the Maximum Performance Award.

         5.3 Reduction of Award Amount. The Committee in its sole discretion may award to a Participant less than the Performance Award regardless of the fact that the Performance Measures for the Plan Year have been met.

         Section 6.  Payment of Awards.

         Performance Awards for a given Plan Year shall be paid in cash (or as otherwise determined by the Committee) as soon as practicable following the close of that Plan Year. However, such payment may be subject to deferral pursuant to the provisions of any applicable deferred compensation plan maintained by the Company or a Subsidiary.

         Section 7.  Termination of Employment.

         If a Participant's employment with the Company (and its Subsidiaries, if applicable) terminates prior to the end of a Plan Year for Cause, such Participant shall not receive any Performance Award for such Plan Year.

         Section 8.  Change in Control.

         Upon the occurrence of a Change in Control, (i) the effect of such Change in Control on any Participant's Performance Award for the Plan Year shall first be determined by any applicable contractual arrangements, including but not limited to any continuity agreement, between the Company and the Participant; and (ii) to the extent not governed by any applicable contractual arrangements between the Company and the Participant, the effect of such Change in Control on the Performance Award of any Participant shall be determined by the Committee in its sole discretion.

         Section 9.  Plan Administration.

         9.1 Administration by Committee. The Plan shall be administered by the Committee, which shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

         9.2 Appointment of Committee. The Board shall appoint the Committee from among its members to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon. The Committee shall at all times consist solely of two or more Outside Directors.

         9.3 Interpretation of Plan Provisions. The Committee shall have complete discretion to construe and interpret the Plan and may adopt rules and regulations governing administration of the Plan. The Committee may consult with the management of the Company but shall retain responsibility for administration of the Plan. The Committee's decisions, actions and interpretations regarding the Plan shall be final and binding upon all Participants.






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         Section 10. Compliance with Section 162(m) of the Code.

         The Company intends that Performance Awards under this Plan satisfy the applicable requirements of Section 162(m) of the Code so that such Code section does not deny the Company a tax deduction for such Performance Awards. It is intended that the Plan shall be operated and interpreted such that Performance Awards remain tax deductible by the Company, except to the extent set forth in
Section 11.

         Section 11. Nonassignability.

         No Performance Award granted to a Participant under the Plan shall be assignable or transferable, except by will or by the laws of descent and distribution.

         Section 12. Effective Date and Term of Plan.

         The Plan shall be effective as of October 1, 2001, subject to approval by the shareholders of the Company. The Plan shall continue from year to year until terminated by the Board.

         Section 13. Amendment of the Plan.

         The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a Performance Award for a Plan Year already ended. In addition, any amendment or modification of the Plan shall be subject to shareholder approval if necessary for purposes of qualifying compensation paid under the Plan as "performance-based compensation" under Code section 162(m).

         Section 14. General Provisions.

         14.1 Unfunded Plan. The Plan shall be an unfunded incentive compensation arrangement for a select group of key management employees of the Company and its participating Subsidiaries. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant's right to receive a Performance Award shall be no greater than the right of an unsecured general creditor of the Company. All Performance Awards shall be paid from the general funds of the Company, and no segregation of assets shall be made to ensure payment of Performance Awards.

         14.2 Governing Law. The Plan shall be interpreted, construed and administered in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of law.

         14.3 Section Headings. The section headings contained in the Plan are for purposes of convenience only and are not intended to define or limit the contents of the Plan's sections.

         14.4 Effect on Employment. Nothing contained in the Plan shall affect or be construed as affecting the terms of employment of any Eligible Employee except as expressly provided in the Plan. Nothing in the Plan shall affect or be construed as affecting the right of the Company




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or a Subsidiary to terminate the employment of an Eligible Employee at any time for any reason, with or without cause.

         14.5 Successors. All obligations of the Company with respect to Performance Awards granted under the Plan shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

         14.6 Withholding of Taxes. The Company shall deduct from each Performance Award the amount of any taxes required to be withheld by any governmental authority.

         IN WITNESS WHEREOF, AGL Resources Inc. has caused this Plan to be executed this ______ day of _________________, 2001.



                                   AGL RESOURCES INC.

                                   By: ______________________________________


                                   Title:_____________________________________























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